Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 29, 2025, by and among Churchill Sponsor XI LLC, Michael Klein and M. Klein Associates, Inc. (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Churchill Capital Corp XI, as of December 29, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: December 29, 2025	Churchill Sponsor XI LLC
By: M. Klein Associates, Inc., its managing member

By:

		By:	/s/ Jay Taragin,
		Name:	Jay Taragin,
		Title:	Authorized Person

Date: December 29, 2025

	By:		/s/ Michael Klein
Michael Klein

M. Klein Associates, Inc.

Date: December 29, 2025

	By:		/s/ Jay Taragin
		Name:	Jay Taragin,
		Title:	Authorized Person